EXHIBIT 4.11

ITEC ENVIRONMENTAL GROUP, INC.

October 11, 2004

PERSONAL AND CONFIDENTIAL

Mr. George Kanakis

693 Hi Tec Parkway, Suite 3

Oakdale, California 95361

RE:

DIRECTOR COMPENSATION AGREEMENT

Dear George:

We are very pleased that you have agreed to continue as a member of the Board of Directors of Itec Environmental Group, Inc. ("Itec"), and are writing to set forth the general terms of your compensation as a director. The terms of your compensation are, of course, subject to future modification by the Board.

Your term as a director will run through the next annual meeting of shareholders of Itec.  As compensation for your services, you will receive a one-time issuance of 7,500,000 shares of common stock, which stock shall be registered on Form S-8.

If the proposed terms are acceptable to you, please sign below and return the signed copy of this Agreement to me.

Very truly yours,

ITEC ENVIRONMENTAL GROUP, INC.

By: /s/ Gary De Laurentiis

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Name: Gary De Laurentiis

Its: President and CEO

Agreed and accepted:

/s/ George Kanakis

George Kanakis

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